--------------------------------------
                                                        OMB APPROVAL
                                          --------------------------------------
                                              OMB NUMBER:         3235-0518
                                              EXPIRES:            MARCH 31, 2005
                                              ESTIMATED AVERAGE BURDEN
                                              HOURS PER RESPONSE.......... 0.13
                                          --------------------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form CB

                 TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM
                             (AMENDMENT NO. _______)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

        Securities Act Rule 801 (Rights Offering)                          [   ]

        Securities Act Rule 802 (Exchange Offer)                           [   ]

        Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)                [   ]

        Exchange Act Rule 14d-l(c) (Third Party Tender Offer)              [ X ]

        Exchange Act Rule 14e-2(d) (Subject Company Response)              [   ]

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)  [   ]

Note: Regulation S-T Rule 101(b)(8) only permits the filing or submission of a Form CB in paper by a party that is not subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act.

                              WMC Resources Limited
                            (Name of Subject Company)

                                 Not Applicable
      (Translation of Subject Company's Name into English (if applicable))

                            Commonwealth of Australia
        (Jurisdiction of Subject Company's Incorporation or Organization)

                    BHP Billiton Limited and BHP Billiton Plc
                       (Name of Person(s) Furnishing Form)

        ordinary shares and shares underlying American depositary shares
                     (Title of Class of Subject Securities)

               ---------------------------------------------------
              (CUSIP Number of Class of Securities (if applicable))

--------------------------------------------------------------------------------
                                    John Fast
                               Chief Legal Counsel
                                  BHP Billiton
                                180 Londsdale St.
                                 Melbourne, 3000
                                    Australia
                              Tel: +61 3 9609 3333
                              Fax: + 61 3 9609 3015

--------------------------------------------------------------------------------

(Name, Address (including zip code) and Telephone Number (including area code) of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)



                                   Copies to:

------------------------------- -------------- ---------------------------------
      David A. Katz, Esq.                              David Williamson
            Partner                                  Blake Dawson Waldron
Wachtell, Lipton, Rosen & Katz                             Level 39
       51 West 52nd Street                            101 Collins Street
    New York, NY 10019-6150                         Melbourne, Victoria 3000
            U.S.A.                                         Australia
      Tel: + 212 403 1000                             Tel: + 61 3 9679 3000
      Fax: + 212 403 2000                             Fax: + 61 3 9679 3111
------------------------------- --------------- --------------------------------


          March 29, 2005 (Date Tender Offer/Rights Offering Commenced)

* AN AGENCY MAY NOT CONDUCT OR SPONSOR, AND A PERSON IS NOT REQUIRED TO RESPOND TO, A COLLECTION OF INFORMATION UNLESS IT DISPLAYS A CURRENTLY VALID CONTROL NUMBER. ANY MEMBER OF THE PUBLIC MAY DIRECT TO THE COMMISSION ANY COMMENTS CONCERNING THE ACCURACY OF THIS BURDEN ESTIMATE AND ANY SUGGESTIONS FOR REDUCING THIS BURDEN. THIS COLLECTION OF INFORMATION HAS BEEN REVIEWED BY OMB IN ACCORDANCE WITH THE CLEARANCE REQUIREMENTS OF 44 U.S.C. 3507.


SEC 2560        PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION
   (10-03)      CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS
                THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

PART I - INFORMATION SENT TO SECURITY HOLDERS

Item 1. Home Jurisdiction Documents

(a)        Not applicable.

(b)        Not applicable.

Item 2. Informational Legends

Not applicable.

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

(1) Australian Stock Exchange announcement dated April 26, 2005 (Exhibit 1).

(2) Not applicable.

(3) Not applicable.

PART III - CONSENT TO SERVICE OF PROCESS

On March 11, 2005, BHP Billiton filed with the Securities and Exchange Commission an Irrevocable Consent and Power of Attorney on Form F-X.

PART IV - SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        By:      /s/ Karen Wood
                ----------------------
                     (Signature)

        Name:    Karen Wood, Secretary
                   (Name and Title)

        Date:   April 27, 2005